Prospectus Supplement No. 3 filed under Rule 424(b)(3)
Registration No. 333-88794

$185,000,000

AMERUS GROUP CO.

OPTIONALLY CONVERTIBLE EQUITY-LINKED ACCRETING NOTES
(OCEANS (SM)) DUE MARCH 6, 2032
AND COMMON STOCK ISSUABLE UPON CONVERSION OR DELIVERABLE UPON
EXCHANGE OF THE OCEANS

Prospectus Supplement No. 3
Dated July 21, 2003

     This prospectus supplement supplements the prospectus dated September 20, 2002 relating to the resale by certain of our securityholders (including their transferees, pledges, doneees, successors and others who later hold any of such securityholders’ interests) of up to $185,000,000 of OCEANs due March 6, 2032 and the common stock of AmerUs Group Co. issuable upon conversion or deliverable upon exchange of the OCEANs.

     You should read this prospectus supplement in conjunction with the prospectus, and this prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus. Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the prospectus.

     The following information represents updated information regarding selling securityholders listed in the table set forth under the caption “Selling Securityholders” beginning on page 44 of the prospectus:

ORIGINAL PRINCIPAL
	AMOUNT OF OCEANs		NUMBER OF SHARES OF	PERCENTAGE OF
	BENEFICIALLY OWNED	PERCENTAGE OF	COMMON STOCK THAT	COMMON STOCK
NAME	THAT MAY BE SOLD	OCEANs OUTSTANDING	MAY BE SOLD(1)	OUTSTANDING(2)

Xavex Convertible Arbitrage 7 Fund c/o TQA Investors, LLC	$700,000	0.4%	18,618	*

     *Less than 1%

(1)	Assumes conversion of all of the holder’s OCEANs at the conversion price of $37.598 per share based on the accreted principal amount of the OCEANs as of March 6, 2002. However, the accreted principal amount of the OCEANs will increase as described under “Description of the OCEANs — General” and the conversion price is subject to adjustment as described under “Description of OCEANs — Conversion Rights.” As a result, the number of shares of common stock issuable upon conversion of the OCEANs may increase or decrease in the future.

(2)	Our calculation of this amount is based on 39,090,662 shares of our common stock outstanding as of July 17, 2003 plus the number of shares of common stock issuable upon conversion of all of a particular holder’s OCEANs. We did not assume the conversion of any other holder’s OCEANs.

     Investing in the OCEANs involves risks. See “Risk Factors” beginning on page 8 of the prospectus.

     Neither the Securities and Exchange Commission, any state securities commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is July 21, 2003